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                                                                    Exhibit 10.6

                               BETTER IMAGE, INC.

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into as of the 1st day of June, 1997, by and between JONATHAN E. WILFONG ("Consultant"), and BETTER IMAGE, INC. ("BII"), a Georgia corporation with its headquarters in Atlanta, Georgia. Because BII desires to retain Consultant and because Consultant desires to be retained by BII, both parties, in consideration of the mutual and exchanged promises and agreements contained herein, particularly the non-disclosure, non-solicitation and non-competition covenants set forth in Sections 5, 6 and 7, and of fees paid and services rendered hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

         Section 1. Consulting Term. Subject to the terms contained in this Agreement, BII seeks to retain Consultant as a consultant. Consultant shall be a consultant to BII until the termination of Consultant's engagement as a consultant to BII pursuant to Section 4, which period shall be referred to in this Agreement as the "Consulting Term."

         Section 2. Consulting. During the Consulting Term, BII shall engage Consultant as a consultant and as an independent contractor and Consultant shall act as a consultant to BII, rendering financial and general business services and such other consultation as the Board of Directors of BII shall from time to time reasonably request. Consultant shall have the right to (i) enter into negotiations, including but not limited to letters of intent, with respect to potential business combinations, (ii) engage underwriters and other advisors with respect to potential business combinations and sales of stock of the Corporation, (iii) engage such other consultants as Consultant deems necessary in connection with services to be provided to the Corporation and (iv) designate or engage, at his discretion, and at any time, agents to act on Consultant's behalf in fulfilling any duties or obligations of Consultant pursuant to this Agreement. During the Consulting Term, Consultant will not engage in any activities in conflict with the best interests of BII or of any Affiliate. As used in this Agreement, the term "Affiliate" shall mean each corporation or other business entity directly or indirectly controlling, controlled by, or under common control with BII. It is understood that the rights of the Consultant outlined above all require the advance approval and consent of BII and its Board of Directors.

         Section 3. Consulting Fee, Expenses, Warrant.

                  (a) Consulting Fee. BII shall pay Consultant a consulting fee of Four Hundred Twenty-eight Thousand Dollars ($428,000), (the "Consulting Fee"), $8,000 will be paid monthly commencing June 1, 1997 with the balance, net of payments made, paid at the effective date of the Initial Public Offering. For purposes of this Agreement, "Initial Public Offering" shall mean a public offering of equity securities of BII, or an Affiliate, that is effected through a firm commitment underwriting and pursuant to a registration statement declared effective under the Securities Act of 1933. Due to Consultant's being an independent contractor during the Consulting Term, BII shall not withhold any taxes from the Consulting Fee, unless otherwise required by law. As an independent contractor,



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Consultant shall not be entitled to any benefits or payments not expressly provided for in this Section 3.

                  (b) Expenses. In addition to the Consulting Fee, Consultant shall be entitled to reimbursement by BII for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses are properly characterized as being business expenses that are properly tax deductible for BII. Consultant shall provide BII with written documentation of such expenses in form complying with the records required of BII by the Internal Revenue Service and appropriate state authorities for tax deductibility purposes in such cases, and reimbursement for each item of approved expenses shall be made within a reasonable time after receipt by BII of the written documentation thereof.

                  (c) Warrant. In addition to the Consulting Fee, as further consideration for his services hereunder, Consultant shall be issued a Warrant to purchase Three Hundred Thousand (300,000) shares of the common stock of BII, (the "Warrant") at the net initial public offering price per share, which Warrant shall be exercisable upon and only upon the closing of an Initial Public Offering. The Warrant shall have a term of five (5) years from the effective date of the IPO.

         Section 4.  Termination.

                  (a) Consulting Term. Notwithstanding anything herein to the contrary, the Consulting Term shall terminate upon the earlier to occur of the following:

                           (i)   September 30, 1998;

                           (ii)  The death or Permanent Disability (as defined
below) of Consultant; for purposes of this Agreement, the term "Permanent Disability" shall mean that by reason of any physical or mental incapacity or other cause Consultant has been unable, or it is reasonably determined by the Board of Directors of BII that Consultant will be unable, for a period of at least 180 substantially consecutive days to perform its duties and responsibilities to BII pursuant to this Agreement in a reasonably satisfactory manner; or

                           (iii) The expiration of six (6) months after the
receipt by BII of Consultant's written notice of resignation as a consultant pursuant to this Agreement; and

                           (iv)  The delivery by BII to Consultant of BII's
written notice of termination of Consultant's engagement as a consultant to BII pursuant to this Agreement for Cause; for purposes of this Agreement, the term "Cause" shall mean any conduct by Consultant involving moral turpitude, conviction of Consultant of any felony, fraud or theft, any misconduct or gross negligence on the part of Consultant in complying with the terms of this Agreement or in performing any of his duties for BII, including knowing failure to disclose or stop the dishonesty of others, dishonesty of Consultant, any

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act on the part of Consultant of fraud, deceit or misappropriation, any failure or refusal on the part of Consultant to perform his duties under this Agreement or to obey lawful directives from the Board of Directors of BII or its designees, any breach by consultant of any obligation under this Agreement or any other agreement with BII, any act on the part of Consultant in violation of the spirit or terms of the Non-disclosure, Non-solicitation or Non-competition covenants contained in this Agreement, regardless of whether those covenants are deemed or held to be legally unenforceable, any act or omission by Consultant that has the potential of injuring the reputation of BII, failure of Consultant to adhere to any written or established policy of BII.

                  (b) Effect of Termination.

                           (i)  Upon the termination of the Consulting Term
pursuant to this Section 4, by reason of the death or Permanent Disability of Consultant, BII shall be obligated to Consultant or Consultant's Personal Representative, as the case may be, for the Consulting Fee only if the Initial Public Offering has become effective prior to the date of such termination of the Consulting Term. Upon the termination of the Consulting Term for Cause, Consultant shall forfeit any and all right to the Consulting Fee, unless the Initial Public Offering has closed prior to such termination of the Consulting Term. For purposes of this Agreement, the term "Personal Representative" shall mean any person acting in a representative capacity as the executor or administrator of Consultant's estate or the duly appointed guardian of the property of Consultant or any attorney-in-fact acting for Consultant pursuant to a valid and binding power of attorney.

                           (ii) Notwithstanding anything else in this Agreement
to the contrary, the provisions of Sections 4, 5 and 6 hereof shall survive the termination of the Consulting Term pursuant to this Section 4.

         Section 5.  Non-Disclosure of Trade Secrets and Confidential
                     Information.

                  (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding BII and each Affiliate or BII or Affiliate activities, including any and all information not generally known to, or ascertainable by, persons not employed by BII or any Affiliate, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to BII or any Affiliate. Such information shall include, but not be limited to, customer lists, computer software (including, without limitation, source code, object code and manuals), customer billing information, technical information regarding BII or any Affiliate products or services, prices paid by customers, purchase and supply information, current and future development and expansion or contraction plans of BII or any Affiliate, sales and marketing techniques, information concerning personnel assignments and operations of BII or any Affiliate and matters concerning the financial affairs, future plans and management of BII or any Affiliate. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of BII or any Affiliate. This definition shall not limit

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any definition of "trade secrets" under state or federal law.

                  (b) Non-Disclosure of Trade Secrets. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Consultant shall not directly or indirectly transmit or disclose any Trade Secret of BII or any Affiliate to any person, concern or entity, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of BII, except (i) to the extent such disclosure is consistent with Consultant's duties hereunder or (ii) for a disclosure that is required by a law or regulation or court order, in which latter case Consultant shall provide BII prior written notice of such disclosure and an opportunity to contest such disclosure.

                  (c) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding BII or any Affiliate, BII's or any Affiliate's activities, BII's or any Affiliate's business or BII's or any Affiliate's customers that is not generally known to persons not employed by BII but that does not rise to the level of a Trade Secret and that is not generally disclosed by BII practice or authority to persons not employed by BII. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of BII. This definition shall not limit any definition of "confidential information" or any equivalent designation under state or federal law.

                  (d) Non-Disclosure of Confidential Information. During the Consulting Term and for two (2) years thereafter, Consultant shall not directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make any use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior written consent of BII, except to the extent such disclosure is consistent with Consultant's duties hereunder. Upon termination of the Consulting Term, Consultant will return all Trade Secrets and all Confidential Information of BII and Affiliates, including without limitation, any documents, notes, analyses, compilations or other materials incorporation or based on any Trade Secrets or Confidential Information of BII or any Affiliate.

                  (e) Injunctive Relief. Consultant acknowledges that the nondisclosure covenants contained in this Section are a reasonable means of protecting and preserving BII's and any Affiliate's interest in the confidentiality of this information. Consultant agrees that any breach of these covenants will result in irreparable damage and injury to BII or Affiliates and that BII will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Consultant also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by BII.

                  (f) Enforceability of Covenants. Consultant and BIII agree that Consultant's obligations under these non-disclosure covenants are separate and distinct from its obligations under other provisions of this Agreement, and a failure or alleged

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failure of BII to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these non-disclosure covenants.

         Section 6.  Non-Solicitation.

                  (a) For a period of eighteen (18) months after the date hereof, Consultant or affiliates shall not directly or indirectly recruit or attempt to recruit or make an offer of employment to become engaged in a business that competes with BII to any person who is then an employee, officer, director or independent contractor of BII or any Affiliate or who has terminated such employment or relationship without the consent of BII or any Affiliate within one hundred eighty (180) days of such recruitment or offer. This non-solicitation provision will also apply to offers of employment as independent consultants.

                  (b) Consultant covenants that he will not take or use any customer lists or supplier lists of BII or any affiliate and that he will, for a period of thirty-six (36) months following the date hereof, refrain from soliciting or attempting to solicit directly or by assisting others, any business from any of BII's or any Affiliate's, (i) customers, including actively sought prospective customers, or (ii) suppliers or manufacturers whose products are marketed or sold by BII or any Affiliate, including actively sought prospective suppliers or manufacturers whose products are marketed or sold by BII or any Affiliate, and with whom Consultant has "material contact" (as defined below) during the Consulting Term, for purposes of providing products or services that are similar to or competitive with those provided by BII or any Affiliate. For the purposes of this Section 6(b), "material contact" exists between Consultant and each customer or potential customer and each current or potential supplier or manufacturer whose products are marketed or sold by BII or any Affiliate with whom Consultant dealt (either in person or in writing) in connection with the provision of his consulting service hereunder.

                  Section 7.  Non-Competition.

                  (a) During Consultant's engagement by BII as a contractor and for a period of two (2) years following the termination of such engagement for any reason whatsoever, the Consultant shall not (except on behalf of or with the prior written consent of BII), either directly or indirectly, on the Consultant's own behalf or on behalf of others (i) solicit, divert, appropriate to or accept on behalf of any Competing Business (as such term is hereinafter defined), or (ii) attempt to solicit, divert, appropriate to or accept on behalf of a Competing Business, any business from any plastic surgeon, customer, client or patient or actively sought prospective plastic surgeons, customer, client or patient of BII with whom the Consultant has had contact, or whose contacts with BII have been supervised by the Consultant, or about whom the Consultant has acquired proprietary information in the course of his or her engagement.

                  (b) During Consultant's engagement by BII as a contractor and for a period of two (2) years following the termination of such engagement for any reason whatsoever, the Consultant shall not (except on behalf of or with the prior written consent of BII), within the Continental United States (the "Area"), either directly or indirectly, on his

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or her own behalf or in the service or on behalf of others, (i) be engaged in or perform services in any capacity for any Competing Business which involves duties and responsibilities similar to the services provided by Consultant to BII, (ii) take or cause to be taken any action of whatever nature which would require, or undertake any engagement or at the time of taking such action could reasonably be expected to result in, the disclosure or use of proprietary information; or (iii) own, manage, operate, join, contract with, or participate in the ownership, management or control of or be engaged in or be connected in any manner with (whether as principal, partner, shareholder, director, officer, employee, agent, consultant or otherwise) any business which is or may be competitive in any manner with the business engaged in by BII; it being understood that the business engaged in by BII includes, but is not limited to, consulting services for, and management of the practices of plastic surgeons. It is the express intention of the parties that the Area, as herein defined, is related to the area where the Consultant performs or performed services on behalf of BII under this Agreement as of, or within a reasonable time prior to, the termination of the Consultant's engagement hereunder.

                  (c) "Competing Business" means any business organization of whatever form directly engaged in any business or enterprise which is the same as, or substantially the same as, the Business of BII.


                  Section 8.  Arbitration.

                           (a) The parties will attempt through good faith
negotiation to resolve their disputes. The term "disputes" includes, without limitation, any disagreements between the parties concerning the existence, formation, interpretation and implementation of this Agreement. If the parties are unable to resolve their disputes by negotiation, either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity.

                           (b) There will be one arbitrator. If the parties fail
to select a mutually acceptable arbitrator within ten (10) days after the notice of arbitration, a single arbitrator will be appointed as soon as possible on the request of either party by the American Arbitration Association in Atlanta, Georgia. The fee payable to the arbitrator will be based upon the then current fee schedule of the American Arbitration Association and will be advanced one half by each party, upon the written request of the arbitrator or the American Arbitration Association.

                           (c) The parties will have reasonable rights of
discovery.

                           (d) Except as set forth in this Section, the
arbitrator will conduct the arbitration according to the Commercial Arbitration Rules of the American Arbitration Association. Arbitration will take place in Atlanta, Georgia unless the parties otherwise agree. The arbitrator will base the decision on the express language of this Agreement. Within ten (10) days after the arbitrator is appointed, or as soon thereafter as will be reasonably practicable, the arbitrator will conduct a hearing on the dispute. Each party

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may make written submissions to the arbitrator, and each party will have a reasonable opportunity for rebuttal, but no longer than ten (10) days. As soon as reasonably practicable, but not later than ten (10) days after the hearing is completed, the arbitrator will arrive at a final decision, which will be reduced to writing, signed by the arbitrator and mailed to each party and its legal counsel.

                           (e) All decisions of the arbitrator will be final,
and binding on both parties, and (except as provided below) will constitute the only method of resolving disputes. Judgment may be entered upon the decision in accordance with applicable law in any court having jurisdiction.

                           (f) This arbitration section and all decisions of the
arbitrator will be specifically enforceable in a court of law, or in the arbitral tribunal.

                  Section 9.  Miscellaneous.

                           (a) Severability. The covenants set forth in this
Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of BII and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

                           (b) Waiver. The waiver by any party to this Agreement
of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                           (c) Governing Law. This Agreement shall be deemed to
be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto, by any court or any governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

                           (d) Entire Agreement. This Agreement is intended by
the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of


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the parties hereto.

                           (e) Assignability. This Agreement may not be assigned
by either party without the prior written consent of the other party.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





CONSULTANT:                            COMPANY:


                                       BETTER IMAGE, INC.

By: /s/ Jonathan E. Wilfong            By: /s/ Robert D. Garces

Name:   Jonathan E. Wilfong            Name:  Robert D. Garces

                                       Title: Chairman



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